EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of Corporation: Private Media Group, Inc.

2. The articles have been amended as follows:

Article IV is hereby amended by adding the following as the last paragraph of Article IV:

“Effective on March 11, 2010, at 5:00 p.m. (the “Effective Time”), pursuant to the requirements of NRS 78.2055, each three (3) shares of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation’s Common Stock, par value $0.001 per share (the “New Common Stock”), with any fractional interest being rounded up to the nearest whole share. Each holder of a certificate or certificates that, immediately prior to the Effective Time, represented shares of Old Common Stock (“Old Certificate”) shall be entitled to receive, upon surrender of the Old Certificate to the corporation’s transfer agent for cancellation, a certificate representing the number of whole shares of New Common Stock, calculated in the manner set forth hereinabove.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 35,650,349

4. Effective date of filing: (optional)

5. Signature:

/s/ Johan Gillborg
Signature of Officer